Astoria Financial Corporation Announces Third Quarter Operating Earnings Per Share of $0.46

Margin Increases 25 Basis Points from Second Quarter

Quarterly Cash Dividend of $0.26 Per Share Declared

LAKE SUCCESS, N.Y., Oct. 15 /PRNewswire-FirstCall/ -- Astoria Financial Corporation (NYSE: AF) (“Astoria,” the “Company”), the holding company for Astoria Federal Savings and Loan Association (“Astoria Federal”), today reported a net loss of $16.5 million (operating income of $41.4 million), or $0.18 diluted loss per share (operating earnings per share (“EPS”) of $0.46), for the quarter ended September 30, 2008 compared to net income of $35.3 million, or $0.39 EPS, for the 2007 third quarter.

For the nine months ended September 30, 2008, net income totaled $45.9 million (operating income of $103.8 million), or $0.51 diluted earnings per share (operating EPS of $1.14), compared to $105.1 million, or $1.14 EPS, for the comparable 2007 period.

Included in the third quarter and nine month 2008 results is an other-than-temporary impairment, after-tax, non-cash charge (“OTTI”), of $57.9 million, or $0.64 per diluted share, relating to Freddie Mac preferred stock. The OTTI reduced the carrying amount of two perpetual preferred stock issues of Freddie Mac to a combined market value of $5.3 million at September 30, 2008. The tax benefit recognized on the OTTI was based on the treatment of the OTTI as a capital loss, which limited the tax benefit to the Company. Subsequently, on October 3, 2008, the Emergency Economic Stabilization Act was enacted which includes a provision permitting banks to recognize OTTI charges relating to Freddie Mac preferred stock as an ordinary loss, increasing the tax benefit to the Company. Had the Company recognized the OTTI as an ordinary loss for the quarter ended September 30, 2008, the OTTI recorded would have been $50.5 million, or $0.56 per diluted share. The Company will recognize the additional tax benefit in the quarter ending December 31, 2008 totaling approximately $7.4 million, or $0.08 per diluted share. The perpetual preferred stock issues are held in the Company’s available-for-sale securities portfolio. Prior to this charge, impairment was recorded as an unrealized mark-to-market loss on securities available-for-sale and reflected as a reduction to equity through other comprehensive income. Operating income and operating EPS, representing net income and EPS determined in accordance with generally accepted accounting principles (“GAAP”) excluding the effects of the after-tax, non-cash OTTI charge noted above, provide a more meaningful comparison for effectively evaluating Astoria’s operating results. For a reconciliation of operating income and operating EPS to GAAP net income and EPS, please refer to the table on page 14.

Third Quarter 2008 Financial Highlights:
•	Operating EPS of $0.46, up 24% from the 2008 second quarter EPS
•	Margin increased 25 basis points from the linked quarter to 2.06%
•	Loan portfolio increased $542 million, or 13% annualized
o	One-to-four family loan portfolio increased $533 million, or 18% annualized
•	Mortgage loan production increased $251 million, or 23%, from the 2007 third quarter and totaled $1.3 billion
o	One-to-four family loan production increased $187 million, or 19%, from the 2007 third quarter and totaled $1.2 billion

Commenting on the 2008 third quarter results, George L. Engelke, Jr., Chairman and Chief Executive Officer of Astoria, noted, “We are pleased with the solid fundamental operating results achieved in the third quarter, despite the continued deterioration of the national housing market. The positive operating results are due to lower liability costs, solid quality loan growth and an increase in retail deposits. As we anticipated, our non-performing loans and delinquencies increased, however, significant margin improvement helped mitigate the impact of the increases.”

Board Declares Quarterly Cash Dividend of $0.26 Per Share
The Board of Directors of the Company, at their October 15, 2008 meeting, declared a quarterly cash dividend of $0.26 per share. The dividend is payable on December 1, 2008 to shareholders of record as of November 17, 2008. This is the fifty-fourth consecutive quarterly cash dividend declared by the Company.

Third Quarter and Nine Month Earnings Summary
Net interest income for the quarter ended September 30, 2008 increased $14.5 million, or 16%, from the 2008 second quarter and $25.9 million, or 32%, from the 2007 third quarter to $107.1 million. For the nine months ended September 30, 2008, net interest income increased $28.8 million, or 11%, from the comparable 2007 period, to $280.4 million.

Astoria’s net interest margin for the quarter ended September 30, 2008 increased to 2.06%, 25 basis points above the 2008 second quarter and 48 basis points above the 2007 third quarter. The increases were primarily due to decreases in the cost of interest bearing-liabilities. During the 2008 third quarter, $2.3 billion of CDs (excluding Liquid CDs), with a weighted average rate of 4.25%, matured and $2.6 billion of CDs were issued or repriced with a weighted average rate of 3.64%. During the 2008 fourth quarter, CDs (excluding Liquid CDs) totaling $1.7 billion, with a weighted average rate of 4.11% are scheduled to mature.

For the quarter ended September 30, 2008, a $13.0 million provision for loan losses was recorded compared to $7.0 million for the previous quarter and $500,000 for the 2007 third quarter. For the nine months ended September 30, 2008, the provision for loan losses totaled $24.0 million compared to $500,000 for the comparable 2007 period. The increases recognize the rise in non-performing loans against a backdrop of continued deterioration in the housing market and weakness in the overall economy as well as the Company’s loan growth. The provision for the 2008 fourth quarter is expected to remain at or increase somewhat from the 2008 third quarter provision.

Non-interest income for the quarter and nine months ended September 30, 2008 included a $77.7 million pre-tax OTTI. Excluding the OTTI, non-interest income totaled $22.4 million for the quarter ended September 30, 2008 compared to $24.8 million for the comparable 2007 period. The decrease is primarily due to a gain on the sale of an equity security position recorded in the 2007 third quarter. For the nine months ended September 30, 2008, non interest income totaled $69.7 million, excluding the OTTI, compared to $73.7 million for the comparable 2007 period. The decrease is primarily due to the aforementioned gain on sale and the receipt of insurance proceeds in 2007.

General and administrative expense (“G&A”) for the quarter ended September 30, 2008 decreased $1.2 million, to $58.8 million, from the 2008 second quarter and increased $2.3 million from the 2007 third quarter. The linked quarter decrease is primarily due to lower compensation and benefits expense and other expense, including lower goodwill litigation expense, partially offset by increased advertising expense. The year over year increase is due primarily to increases in compensation and benefits expense and advertising expense.

For the nine months ended September 30, 2008, G&A expense increased $4.6 million compared to the nine months ended September 30, 2007, to $177.0 million. The increase was primarily due to an increase in compensation and benefits expense and REO expense, partially offset by a decrease in goodwill litigation expense.

The operating effective tax rate, which excludes the tax benefit related to the OTTI, was reduced to approximately 28% for the quarter ended September 30, 2008 due to the release of accruals for previous tax positions that statutorily expired. It is expected that the fourth quarter operating effective tax rate will return to a more normal level of approximately 34%.

Balance Sheet Summary
For the quarter and nine months ended September 30, 2008, the total loan portfolio increased $542.4 million and $567.7 million, respectively, to $16.7 billion. The loan growth was funded primarily with wholesale borrowings and, to a lesser extent, retail deposits. Total loan production for the quarter and nine months ended September 30, 2008 increased to $1.3 billion and $3.7 billion, respectively, from $1.1 billion and $3.3 billion, respectively, for the comparable 2007 periods.

For the quarter and nine months ended September 30, 2008, the one-to-four family mortgage loan portfolio increased $533.3 million and $731.0 million, respectively, to $12.4 billion. One-to-four family loan originations and purchases for the quarter and nine months ended September 30, 2008 increased 19% and 11%, respectively, to $1.2 billion and $3.3 billion, respectively, from $982.0 million and $3.0 billion, respectively, for the comparable 2007 periods. One-to-four family loan prepayments for the quarter and nine months ended September 30, 2008 totaled $516.9 million and $2.2 billion, respectively, compared to $430.4 million and $1.5 billion, respectively, for the comparable 2007 periods. Indicative of Astoria’s conservative underwriting standards, the loan-to-value (“LTV”) ratio of the 2008 third quarter one-to-four family loan production for portfolio averaged approximately 58%. The loan amounts averaged approximately $680,000.

For the quarter ended September 30, 2008, the multi-family and commercial real estate (“CRE”) loan portfolio increased $9.7 million and for the nine months ended September 30, 2008 decreased $122.4 million. Multi-family and CRE loan originations totaled $154.1 million and $347.9 million, for the three and nine months ended September 30, 2008 compared to $90.5 million and $344.4 million for the comparable 2007 periods. At September 30, 2008, the combined multi-family and CRE loan portfolio totaled $3.9 billion, or 23% of total loans. The loan-to-value ratio of the 2008 third quarter combined multi-family and CRE loan production averaged approximately 52% and the loan amounts averaged approximately $2.0 million.

“It is important to note that the double-digit increase in total loan production has been achieved without sacrificing asset quality, as reflected in the very low average LTV ratios,” Mr. Engelke noted.

Asset Quality
Despite the increase in non-performing loans, overall asset quality remains strong. Non-performing loans (“NPL”) totaled $164.8 million at September 30, 2008, an increase of $36.2 million from the previous quarter, and represent just 0.74% of total assets. At September 30, 2008, one-to-four family non-performing loans totaled $126.9 million and multi-family/CRE non-performing loans totaled $33.6 million, compared to $101.0 million and $24.5 million, respectively, at June 30, 2008.

The comparative table below illustrates loan migration from 30 days delinquent to 90+ days delinquent:

(In millions)	30-59 Days Past Due	60-89 Days Past Due	90 + Days Past Due (NPL)	Total 30 + Days Past Due
At December 31, 2007	$144.4	$39.1	$68.1	$251.6
At March 31, 2008	$136.3	$48.8	$106.6	$291.7
At June 30, 2008	$134.5	$51.0	$128.6	$314.1
At September 30, 2008	$171.0	$54.7	$164.8	$390.5

The table below details, as of September 30, 2008, the states with a total of 1% or more of our one-to- four family loan portfolio and the respective non-performing loan totals in those states:

(In millions) State/DC	Total 1-4 Family Loans	% of 1-4 Family Loan Portfolio	Total 1-4 Family NPLs	NPLs as % of State/DC Total
New York Metro*	$5,212.5	42%	$38.2	0.73%
California	$1,408.4	11%	$17.4	1.24%
Illinois	$1,302.4	11%	$14.4	1.11%
Virginia	$962.9	8%	$13.2	1.37%
Maryland	$889.3	7%	$14.9	1.68%
Massachusetts	$841.7	7%	$5.0	0.59%
Florida	$321.7	3%	$13.0	4.04%
Washington	$269.7	2%	$0.0	0.00%
Georgia	$164.8	1%	$1.1	0.67%
Washington D.C.	$133.6	1%	$2.0	1.50%
Pennsylvania	$130.9	1%	$2.0	1.53%
Total States 1% or More	$11,637.9	94%	$121.2	1.04%
Other States	$721.4	6%	$5.7	0.79%
Total 1-4 Family Portfolio	$12,359.3	100%	$126.9	1.03%
* NY, NJ, CT

Net loan charge-offs for the quarter and nine months ended September 30, 2008 totaled $8.5 million and $16.6 million, respectively, compared to net loan charge-offs of $1.6 million and $2.2 million, respectively, for the 2007 comparable periods. For the quarter and nine months ended September 30, 2008, one-to-four family net loan charge-offs totaled $5.3 million and $10.2 million, respectively.

Commenting on asset quality, Mr. Engelke noted, “Although we have never actively participated in high-risk sub-prime residential lending, as a geographically diversified residential lender, we are not immune to the negative consequences arising from overall economic weakness and, in particular, the deterioration in the housing industry nationally. As expected, non-performing loans and charge-offs increased in the third quarter, however our overall asset quality remains strong, with non-performing loans representing just 74 basis points of total assets. We expect that non-performing loans and charge-offs will continue to increase as the housing market continues to decline and overall economic weakness persists but should, nonetheless, remain at manageable levels.”

Balance Sheet Summary (Continued)
Deposits increased $20.1 million and $59.7 million for the quarter and nine months ended September 30, 2008 and totaled $13.1 billion. Total assets increased $553.4 million and $454.1 million for the quarter and nine months ended September 30, 2008 and totaled $22.2 billion.

Key balance sheet highlights, reflecting the improvement in the quality of the Company’s balance sheet since December 31, 1999, follow:

($ in millions)	12/31/99	12/31/01	12/31/03	12/31/05
Assets	$22,700	$22,672	$22,462	$22,380
Loans	$10,286	$12,167	$12,687	$14,392
Securities	$10,763	$8,013	$8,448	$6,572
Deposits	$9,555	$10,904	$11,187	$12,810
Borrowings	$11,528	$9,826	$9,632	$7,938

			Cumulative
($ in millions)	12/31/07	9/30/08	% Change

Assets	$21,719	$22,173	( 2%)
Loans	$16,155	$16,723	+ 63%
Securities	$4,371	$4,159	(61%)
Deposits	$13,049	$13,109	+ 37%
Borrowings	$7,185	$7,500	(35%)

The following table illustrates the above improvement on an outstanding per share basis:

Amount per share	12/31/99	12/31/01	12/31/03	12/31/05
Loans	$66.28	$89.36	$107.51	$137.11
Deposits	$61.57	$80.09	$94.80	$122.04

Amount per
share	12/31/07	9/30/08	% Change	CAGR

Loans	$168.76	$174.51	163%	12%
Deposits	$136.32	$136.80	122%	10%

Stockholders’ equity was $1.2 billion, or 5.37% of total assets at September 30, 2008. Astoria Federal continues to maintain capital ratios in excess of regulatory requirements with core, tangible and risk-based capital ratios of 6.16%, 6.16 % and 11.43%, respectively, at September 30, 2008.

Future Outlook
Commenting on the outlook for the remainder of 2008, Mr. Engelke stated, “We expect the net interest margin will continue to increase in the fourth quarter as we realize the full benefit from liabilities which repriced lower in the third quarter and the additional benefit from lower deposit costs in the fourth quarter and modest earning asset growth. With respect to asset quality, as the housing crisis continues and the economy remains weak with job losses increasing, the challenges facing residential lenders will continue. Accordingly, we expect our non-performing assets and loan delinquencies will increase somewhat in the 2008 fourth quarter but should, nonetheless, remain at manageable levels. The Company’s tangible capital ratio target remains between 4.50% and 4.75%.”

Astoria Financial Corporation, with assets of $22.2 billion, is the holding company for Astoria Federal Savings and Loan Association. Established in 1888, Astoria Federal, with deposits in New York totaling $13.1 billion, is the largest thrift depository headquartered in New York and embraces its philosophy of “Putting people first” by providing the customers and local communities it serves with quality financial products and services through 85 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria Federal commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states. Astoria Federal originates mortgage loans through its banking and loan production offices in New York, an extensive broker network covering eighteen states, primarily the East Coast, and the District of Columbia, and through correspondent relationships covering nineteen states and the District of Columbia.

Earnings Conference Call October 16, 2008 at 10:00 a.m. (ET)
The Company, as previously announced, indicated that Mr. Engelke will host an earnings conference call Thursday morning, October 16, 2008 at 10:00 a.m. (ET). The toll-free dial-in number is (888) 562-3356, conference ID # 64189352. A telephone replay will be available on October 16, 2008 from 1:00 p.m. (ET) through Friday, October 24, 2008, 11:59 p.m. (ET). The replay number is (800) 642-1687, ID # 64189352. The conference call will also be simultaneously webcast on the Company’s website www.astoriafederal.com and archived for one year.

Forward Looking Statements
This document contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of such words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would,” and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management’s experience and its perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins or affect the value of our investments; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all of the areas in which we do business, or conditions in the real estate or securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes may adversely affect our business; applicable technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or matters before regulatory agencies, whether currently existing or commencing in the future, may be determined adverse to us or may delay the occurrence or non-occurrence of events longer than we anticipate. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In Thousands, Except Share Data)
	At	At
	September 30,	December 31,
	2008	2007
ASSETS
Cash and due from banks	$71,964	$93,972
Repurchase agreements	56,000	24,218
Securities available-for-sale	1,397,660	1,313,306
Securities held-to-maturity
(fair value of $2,730,051 and $3,013,014, respectively)	2,761,473	3,057,544
Federal Home Loan Bank of New York stock, at cost	226,835	201,490
Loans held-for-sale, net	8,748	6,306
Loans receivable:
Mortgage loans, net	16,384,459	15,791,962
Consumer and other loans, net	338,278	363,052
	16,722,737	16,155,014
Allowance for loan losses	(86,318)	(78,946)
Total loans receivable, net	16,636,419	16,076,068
Mortgage servicing rights, net	11,485	12,910
Accrued interest receivable	82,381	79,132
Premises and equipment, net	138,533	139,563
Goodwill	185,151	185,151
Bank owned life insurance	401,443	398,280
Other assets	195,358	131,428

TOTAL ASSETS	$22,173,450	$21,719,368

LIABILITIES
Deposits	$13,109,183	$13,049,438
Reverse repurchase agreements	3,050,000	3,730,000
Federal Home Loan Bank of New York advances	4,073,100	3,058,000
Other borrowings, net	377,124	396,658
Mortgage escrow funds	163,374	129,412
Accrued expenses and other liabilities	210,775	144,516

TOTAL LIABILITIES	20,983,556	20,508,024

STOCKHOLDERS' EQUITY
Preferred stock, $1.00 par value; (5,000,000 shares authorized;
none issued and outstanding)	-	-
Common stock, $.01 par value; (200,000,000 shares authorized;
166,494,888 shares issued; and 95,829,245 and 95,728,562 shares
outstanding, respectively)	1,665	1,665
Additional paid-in capital	850,777	846,227
Retained earnings	1,858,618	1,883,902
Treasury stock (70,665,643 and 70,766,326 shares, at cost, respectively)	(1,460,288)	(1,459,865)
Accumulated other comprehensive loss	(41,076)	(39,476)
Unallocated common stock held by ESOP
(5,404,849 and 5,761,391 shares, respectively)	(19,802)	(21,109)

TOTAL STOCKHOLDERS' EQUITY	1,189,894	1,211,344

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$22,173,450	$21,719,368

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Share Data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Interest income:
Mortgage loans:
One-to-four family	$163,154	$150,645	$468,999	$428,729
Multi-family, commercial real estate
and construction	57,982	63,052	176,983	192,160
Consumer and other loans	4,103	7,472	13,712	23,478
Mortgage-backed and other securities	45,341	53,227	139,942	168,127
Federal funds sold and repurchase agreements	214	337	1,868	1,812
Federal Home Loan Bank of New York stock	3,148	2,899	11,173	8,246
Total interest income	273,942	277,632	812,677	822,552
Interest expense:
Deposits	92,967	116,950	301,021	341,404
Borrowings	73,902	79,505	231,217	229,553
Total interest expense	166,869	196,455	532,238	570,957

Net interest income	107,073	81,177	280,439	251,595
Provision for loan losses	13,000	500	24,000	500
Net interest income after provision for loan losses	94,073	80,677	256,439	251,095
Non-interest (loss) income:
Customer service fees	15,752	15,920	47,661	47,248
Other loan fees	927	1,153	3,056	3,481
Gain on sales of securities	-	1,992	-	1,992
Other-than-temporary impairment write-down of securities	(77,696)	-	(77,696)	-
Mortgage banking (loss) income, net	(281)	155	1,744	1,995
Income from bank owned life insurance	4,273	4,238	12,670	12,728
Other	1,727	1,347	4,537	6,238
Total non-interest (loss) income	(55,298)	24,805	(8,028)	73,682
Non-interest expense:
General and administrative:
Compensation and benefits	31,594	30,587	95,960	91,757
Occupancy, equipment and systems	16,460	16,159	50,211	49,174
Federal deposit insurance premiums	549	388	1,668	1,202
Advertising	2,346	1,390	4,969	5,282
Other	7,855	8,020	24,207	24,956
Total non-interest expense	58,804	56,544	177,015	172,371

(Loss) income before income tax (benefit) expense	(20,029)	48,938	71,396	152,406
Income tax (benefit) expense	(3,570)	13,630	25,502	47,257

Net (loss) income	$(16,459)	$35,308	$45,894	$105,149

Basic (loss) earnings per common share	$(0.18)	$0.39	$0.51	$1.16

Diluted (loss) earnings per common share	$(0.18)	$0.39	$0.51	$1.14

Basic weighted average common shares	89,546,664	90,174,456	89,523,584	90,763,008
Diluted weighted average common and common
equivalent shares	90,614,601	91,543,600	90,814,665	92,420,702

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL RATIOS AND OTHER DATA

	For the		At or For the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Selected Returns and Financial Ratios (annualized)
Return on average stockholders' equity	(5.47)%	11.82%	5.04%	11.67
Return on average tangible stockholders' equity (1)	(6.47)	13.99	5.95	13.79
Return on average assets	(0.30)	0.66	0.28	0.65
General and administrative expense to average assets	1.07	1.05	1.09	1.07
Efficiency ratio (2)	113.58	53.35	64.98	52.99
Net interest rate spread (3)	1.96	1.46	1.71	1.52
Net interest margin (4)	2.06	1.58	1.81	1.63

Selected Non-GAAP Returns and Financial Ratios (annualized) (5)
Non-GAAP return on average stockholders' equity	13.77%	11.82%	11.41%	11.67
Non-GAAP return on average tangible stockholders' equity (1)	16.28	13.99	13.46	13.79
Non-GAAP return on average assets	0.76	0.66	0.64	0.65
Non-GAAP efficiency ratio (2)	45.42	53.35	50.56	52.99
Dividend payout ratio	56.52	66.67	68.42	68.42

Asset Quality Data (dollars in thousands) (6)
Non-performing assets			$187,063	$62,510
Non-performing loans			164,769	58,174
Loans delinquent 90 days or more and still accruing interest			23	3,103
Non-accrual loans			164,746	55,071
Loans 60-89 days delinquent			54,742	25,805
Loans 30-59 days delinquent			170,981	148,571
Net charge-offs	$8,525	$1,645	16,628	2,188

Non-performing loans/total loans			0.99%	0.36
Non-performing loans/total assets			0.74	0.27
Non-performing assets/total assets			0.84	0.29
Allowance for loan losses/non-performing loans			52.39	134.52
Allowance for loan losses/non-accrual loans			52.39	142.10
Allowance for loan losses/total loans			0.52	0.49
Net charge-offs to average loans outstanding (annualized)	0.21%	0.04%	0.14	0.02

Capital Ratios (Astoria Federal)
Tangible			6.16%	6.60
Core			6.16	6.60
Risk-based			11.43	12.08

Other Data
Cash dividends paid per common share	$0.26	$0.26	$0.78	$0.78
Book value per share (7)			13.16	13.35
Tangible book value per share (8)			11.11	11.30
Tangible stockholders' equity/tangible assets (1) (9)			4.57%	4.73
Mortgage loans serviced for others (in thousands)			$1,231,890	$1,286,661
Full time equivalent employees			1,586	1,629

(1)	Tangible stockholders' equity represents stockholders' equity less goodwill.
(2)	Efficiency ratio represents general and administrative expense divided by the sum of net interest income plus non-interest (loss) income.
(3)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.
(5)
The information presented for the three and nine months ended September 30, 2008 represents pro forma calculations which are not in conformity with U.S. generally accepted accounting principles, or GAAP. The 2008 information excludes the $57.9 million, after tax, ($77.7 million, before tax), other-than-temporary impairment write-down of securities charge recorded in the 2008 third quarter. See page 14 for a reconciliation of GAAP net income to non-GAAP net income for the three and nine months ended September 30, 2008.

(6)
Loans totaling $24.1 million have been reclassified from non-accrual to 60-89 days delinquent as of September 30, 2007 to conform the September 30, 2007 information to the current year presentation. The related September 30, 2007 asset quality ratios have been revised as necessary.

(7)	Book value per share represents stockholders' equity divided by outstanding shares, excluding unallocated Employee Stock Ownership Plan, or ESOP, shares.
(8)	Tangible book value per share represents stockholders' equity less goodwill divided by outstanding shares, excluding unallocated ESOP shares.
(9)	Tangible assets represent assets less goodwill.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

	For the Three Months Ended September 30, 2008

			Average
	Average		Yield/
	Balance	Interest	Cost
			(Annualized)
Assets:
Interest-earning assets:
Mortgage loans (1):
One-to-four family	$12,159,385	$163,154	5.37%
Multi-family, commercial real estate and construction	3,915,922	57,982	5.92
Consumer and other loans (1)	338,947	4,103	4.84
Total loans	16,414,254	225,239	5.49
Mortgage-backed and other securities (2)	4,146,498	45,341	4.37
Federal funds sold and repurchase agreements	40,133	214	2.13
Federal Home Loan Bank stock	215,409	3,148	5.85
Total interest-earning assets	20,816,294	273,942	5.26
Goodwill	185,151
Other non-interest-earning assets	881,458
Total assets	$21,882,903

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings	$1,865,841	1,898	0.41
Money market	312,224	811	1.04
NOW and demand deposit	1,477,188	336	0.09
Liquid certificates of deposit	1,157,399	7,195	2.49
Total core deposits	4,812,652	10,240	0.85
Certificates of deposit	8,259,422	82,727	4.01
Total deposits	13,072,074	92,967	2.84
Borrowings	7,150,428	73,902	4.13
Total interest-bearing liabilities	20,222,502	166,869	3.30
Non-interest-bearing liabilities	457,316
Total liabilities	20,679,818
Stockholders' equity	1,203,085
Total liabilities and stockholders' equity	$21,882,903

Net interest income/net interest rate spread		$107,073	1.96%
Net interest-earning assets/net interest margin	$593,792		2.06%
Ratio of interest-earning assets to interest-bearing liabilities	1.03x

	For the Three Months Ended September 30, 2007
	Average		Average Yield/
	Balance	Interest	Cost
			(Annualized)
Assets:
Interest-earning assets:
Mortgage loans (1):
One-to-four family	$11,171,094	$150,645	5.39%
Multi-family, commercial real estate and construction	4,154,097	63,052	6.07
Consumer and other loans (1)	384,019	7,472	7.78

Total loans	15,709,210	221,169	5.63
Mortgage-backed and other securities (2)	4,711,162	53,227	4.52
Federal funds sold and repurchase agreements	25,631	337	5.26
Federal Home Loan Bank stock	166,938	2,899	6.95

Total interest-earning assets	20,612,941	277,632	5.39

Goodwill	185,151
Other non-interest-earning assets	749,522

Total assets	$21,547,614

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings	$1,983,161	2,016	0.41
Money market	365,919	926	1.01
NOW and demand deposit	1,453,669	214	0.06
Liquid certificates of deposit	1,570,599	18,501	4.71

Total core deposits	5,373,348	21,657	1.61
Certificates of deposit	7,946,982	95,293	4.80

Total deposits	13,320,330	116,950	3.51
Borrowings	6,687,400	79,505	4.76

Total interest-bearing liabilities	20,007,730	196,455	3.93

Non-interest-bearing liabilities	345,377

Total liabilities	20,353,107
Stockholders' equity	1,194,507

Total liabilities and stockholders' equity	$21,547,614

Net interest income/net interest rate spread		$81.177	1.46%

Net interest-earning assets/net interest margin	$605,211		1.58%

Ratio of interest-earning assets to interest-bearing liabilities	1.03x

(1) Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2) Securities available-for-sale are included at average amortized cost.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
----------------------
(Dollars in Thousands)

	For the Nine Months Ended September 30, 2008
			Average
	Average		Yield/
	Balance	Interest	Cost
			(Annualized)
Assets:
Interest-earning assets:
Mortgage loans (1):
One-to-four family	$11,781,281	468,999	5.31%
Multi-family, commercial real estate and construction	3,954,253	176,983	5.97
Consumer and other loans (1)	346,720	13,712	5.27

Total loans	16,082,254	659,694	5.47
Mortgage-backed and other securities (2)	4,225,646	139,942	4.42
Federal funds sold and repurchase agreements	105,665	1,868	2.36
Federal Home Loan Bank stock	202,151	11,173	7.37

Total interest-earning assets	20,615,716	812,677	5.26

Goodwill	185,151
Other non-interest-earning assets	834,947

Total assets	$21,635,814
Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings	$1,874,828	5,685	0.40
Money market	317,766	2,414	1.01
NOW and demand deposit	1,477,447	967	0.09
Liquid certificates of deposit	1,294,298	30,582	3.15

Total core deposits	4,964,339	39,648	1.06
Certificates of deposit	8,054,333	261,373	4.33

Total deposits	13,018,672	301,021	3.08
Borrowings	6,987,400	231,217	4.41

Total interest-bearing liabilities	20,006,072	532,238	3.55

Non-interest-bearing liabilities	416,570

Total liabilities	20,422,642
Stockholders' equity	1,213,172

Total liabilities and stockholders' equity	$21,635,814

Net interest income/net interest rate spread		$280,439	1.71%

Net interest-earning assets/net interest margin	$609,644		1.81%

Ratio of interest-earning assets to interest-bearing liabilities	1.03x

	For the Nine Months Ended September 30, 2007
			Average
	Average		Yield/
	Balance	Interest	Cost
			(Annualized)
Assets:
Interest-earning assets:
Mortgage loans (1):
One-to-four family	$10,771,698	428,729	5.31%
Multi-family, commercial real estate and construction	4,194,081	192,160	6.11
Consumer and other loans (1)	406,967	23,478	7.69

Total loans	15,372,746	644,367	5.59

Mortgage-backed and other securities (2)	4,966,923	168,127	4.51
Federal funds sold and repurchase agreements	45,772	1,812	5.28
Federal Home Loan Bank stock	156,955	8,246	7.00

Total interest-earning assets	20,542,396	822,552	5.34

Goodwill	185,151
Other non-interest-earning assets	756,862

Total assets	$21,484,409
Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings	$2,047,732	6,177	0.40
Money market	392,785	2,933	1.00
NOW and demand deposit	1,471,293	639	0.06
Liquid certificates of deposit	1,585,104	57,278	4.82

Total core deposits	5,496,914	67,027	1.63
Certificates of deposit	7,791,434	274,377	4.70

Total deposits	13,288,348	341,404	3.43
Borrowings	6,645,192	229,553	4.61

Total interest-bearing liabilities	19,933,540	570,957	3.82

Non-interest-bearing liabilities	349,186

Total liabilities	20,282,726
Stockholders' equity	1,201,683

Total liabilities and stockholders' equity	$21,484,409

Net interest income/net interest rate spread		$251,595	1.52%

Net interest-earning assets/net interest margin	$608,856		1.63%
Ratio of interest-earning assets to interest-bearing liabilities	1.03x

(1) Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2) Securities available-for-sale are included at average amortized cost.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

END OF PERIOD BALANCES AND RATES
--------------------------------
(Dollars in Thousands)

	At September 30, 2008		At June 30, 2008

		Weighted		Weighted
		Average		Average
	Balance	Rate (1)	Balance	Rate (1)
Selected interest-earning assets:
Mortgage loans, gross (2):
One-to-four family	$12,359,266	5.65%	$11,825,962	5.64%
Multi-family, commercial real estate and construction	3,913,075	5.92	3,905,610	5.90
Mortgage-backed and other securities (3)	4,159,133	4.35	4,203,529	4.32

Interest-bearing liabilities:
Savings	1,842,781	0.40	1,886,470	0.40
Money market	302,760	1.06	316,607	1.02
NOW and demand deposit	1,440,230	0.06	1,506,549	0.06

Liquid certificates of deposit	1,075,485	2.47	1,246,359	2.47

Total core deposits	4,661,256	0.82	4,955,985	0.86
Certificates of deposit	8,447,927	3.92	8,133,061	4.10

Total deposits	13,109,183	2.82	13,089,046	2.87
Borrowings, net	7,500,224	3.86	6,937,975	4.28

	At September 30, 2007

		Weighted
		Average
	Balance	Rate (1)
Selected interest-earning assets:
Mortgage loans, gross (2):
One-to-four family	$11,349,658	5.65%
Multi-family, commercial real estate and construction	4,122,709	5.93
Mortgage-backed and other securities (3)	4,568,579	4.33

Interest-bearing liabilities:
Savings	1,940,322	0.40
Money market	352,858	1.01
NOW and demand deposit	1,442,840	0.06
Liquid certificates of deposit	1,463,845	4.46

Total core deposits	5,199,865	1.49
Certificates of deposit	8,066,130	4.80

Total deposits	13,265,995	3.50
Borrowings, net	6,929,500	4.68

(1) Weighted average rates represent stated or coupon interest rates excluding the effect of yield adjustments for premiums, discounts and deferred loan origination fees and costs and the impact of prepayment penalties.
(2) Mortgage loans exclude loans held-for-sale and include non-performing loans.
(3) Securities available-for-sale are reported at fair value and securities held-to-maturity are reported at amortized cost.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME (1)
------------------------------------------------------------
(In Thousands, Except Per Share Data)

Non-GAAP net income, non-GAAP earnings per share and non-GAAP returns, representing net income and earnings per share determined in accordance with GAAP excluding the effects of the after-tax charges noted below, provide a meaningful comparison for effectively evaluating Astoria's operating results.

	For the Three Months Ended September 30, 2008

		Adjustments	Non-GAAP
	GAAP	(2)	(1)

Net interest income	$107,073	$-	$107,073
Provision for loan losses	13,000	-	13,000

Net interest income after provision for loan losses	94,073	-	94,073
Non-interest (loss) income	(55,298)	77,696	22,398
Non-interest expense	58,804	-	58,804

(Loss) income before income tax (benefit) expense	(20,029)	77,696	57,667
Income tax (benefit) expense	(3,570)	19,816	16,246

Net (loss) income	$(16,459)	$57,880	$41,421

Basic (loss) earnings per common share	$(0.18)	$0.65	$0.46 (3)

Diluted (loss) earnings per common share	$(0.18)	$0.64	$0.46

	For the Nine Months Ended September 30, 2008

	GAAP	Adjustments (2)	Non-GAAP (1)

Net interest income	$280,439	$-	$280,439
Provision for loan losses	24,000	-	24,000

Net interest income after provision for loan losses	256,439	-	256,439
Non-interest (loss) income	(8,028)	77,696	69,668
Non-interest expense	177,015	-	177,015

(Loss) income before income tax (benefit) expense	71,396	77,696	149,092
Income tax (benefit) expense	25,502	19,816	45,318

Net (loss) income	$45,894	$57,880	$103,774

Basic (loss) earnings per common share	$0.51	$0.65	$1.16

Diluted (loss) earnings per common share	$0.51	$0.64	$1.14 (3)

-----------------------------------------
(1) Non-GAAP net income is also referred to as operating income and operating EPS throughout this release.
(2)  Adjustments relate to the other-than-temporary impairment write-down of securities charge and the related tax effects recorded in the 2008 third quarter.
(3) Figures do not cross foot due to rounding.

CONTACT: Peter J. Cunningham, First Vice President, Investor Relations, +1-516-327-7877, ir@astoriafederal.com